                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                            COMMISSION FILE NUMBER:

                          NOTIFICATION OF LATE FILING

         (CHECK ONE):  /X/ FORM 10-KSB    / / FORM 11-K    / / FORM 2-F
                       / / FORM 10-QSB    / / FORM N-SAR

                               FOR PERIOD ENDED:

                                  MAY 31, 2000

    / / TRANSITION REPORT ON FORM 10-K   / / TRANSITION REPORT ON FORM 10-Q
   / / TRANSITION REPORT ON FORM 20-F     / / TRANSITION REPORT ON FORM N-SAR
                       / / TRANSITION REPORT ON FORM 11-K

                          FOR TRANSITION PERIOD ENDED:


             READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
            IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:


                         PART I. REGISTRANT INFORMATION

                            FULL NAME OF REGISTRANT

                      MARITIME TRANSPORT & TECHNOLOGY INC.

Former name if applicable

          N/A

Address of principal executive office (Street and Number)

          1535 Memphis Junction Road

City, State and Zip Code

          Bowling Green, Kentucky 42101


                        PART II. RULE 12b-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to this Rule 12-b25(b), the following should be completed. (Check box if appropriate.

[X]

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report on Form 10-KSB, will be filed on or before ninety calendar days following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III. NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Registrant requires additional time to complete certain disclosure information necessary to accurately complete Form 10-KSB for the period ended May 31, 2000. The Company recently changed accounting firms and a delay in the new accounting firm's receipt of the records and files from the former accountant rendered it impossible to have the new accounting firm finalize the financial statements in order to timely file the Form 10-KSB.

                           PART IV. OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification

             Paul D. Clark          (270)          781-8453
             _____________          __________     ________________
             (Name)                 (Area Code)   (Telephone Number)

     (2)     Have all other periodic reports required under Section 13 of 15
             (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                     / / Yes     /X/ No

             10-QSB for period ended 11/30/99
             10-QSB for period ended  2/29/00


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

             / / Yes     /X/ No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                      MARITIME TRANSPORT & TECHNOLOGY INC.

                  (Name of registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date


August 31, 2000




By:   Paul D. Clark

      /s/ Paul D. Clark
-------------------------------------
      Paul D. Clark
      President